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                                  EXHIBIT 5.1

         OPINION OF VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY

April 19, 1995

Mycogen Corporation
5501 Oberlin Drive
San Diego CA 92121

Ladies and Gentlemen:

I have acted as counsel to Mycogen Corporation, a Delaware corporation (the "Company") in connection with the issuance and sale, and subsequent registration, of 153,846 shares of Common Stock (the "Common Stock") as described in the Company's Registration Statement on Form S-3 ("Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, I have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, the Company's bylaws, as amended, and the originals, or copies certified to my satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. It is my opinion that the Common Stock has been duly authorized, validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Carlton J. Eibl
Carlton J. Eibl



                                  EXHIBIT 5.1